Exhibit 99.1

Media	Investors
Janis Allen	Kevin Chamberlain
(805) 330-4899	Isaac Garden
(818) 224-7028

PennyMac Mortgage Investment Trust Announces Appointment of President and Chief Mortgage Banking Officer

Westlake Village, CA, March 3, 2021 – PennyMac Mortgage Investment Trust (NYSE: PMT) today announced the appointment of Doug Jones as President and Chief Mortgage Banking Officer, in conjunction with a similar announcement today by PennyMac Financial Services, Inc. (NYSE: PFSI), PMT’s manager and service provider. Mr. Jones had previously served as PMT’s Senior Managing Director and Chief Mortgage Banking Officer. In his new role, Mr. Jones continues to be responsible for all activities relating to the Company’s loan production and loan servicing businesses.

“I am pleased to announce this promotion for Doug, which reflects the Company’s continued focus on succession planning,” said PMT Chairman and CEO David A. Spector. “Doug is an extremely focused and committed leader who is widely regarded as one of the most experienced and capable mortgage executives in our industry. Doug and I will continue to work with Andy Chang, Vandy Fartaj and our deep senior management team as we remain focused on pursuing attractive investments that leverage PFSI’s unique capabilities and delivering strong risk-adjusted returns to shareholders.”

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.